Exhibit 99.1

CONSENT OF TRUSTEE NOMINEE

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to the use of his name as a Trustee Nominee in the registration statement on Form S-11, and any amendments thereto, to be filed by National Storage Affiliates Trust.

/s/ Arlen D. Nordhagen
Name: Arlen D. Nordhagen

Dated: December 4, 2014